Exhibit 3.d

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN AMERICAS LLC

This Limited Liability Company Agreement (this “Agreement”) of Crown Americas LLC (the “Company”), dated September 27, 2005, is entered into by Crown Cork & Seal Company. Inc. a Pennsylvania corporation, as sole member (the “Member” and collectively with any persons or entities who become members of the Company in accordance with the provisions hereof from time to time, the “Members”).

WHEREAS, the Company was formed as a Pennsylvania limited liability company under the name “Crown Americas LLC” pursuant to and in accordance with the Pennsylvania Limited Liability Company Law, as amended from time to time (the “Act”), by filing a Certificate of Organization of the Company with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on September 27.2005, executed by Lianne Barnard, as an authorized person:

WHEREAS, prior to the date first above written, neither the Member nor any person or entity under the direct or indirect control of the Member has entered into a limited liability company agreement of the Company: and

WHEREAS, the Member desires to enter into this Agreement, to be effective as of September 27, 2005, pursuant to and in accordance with the Act.

NOW THEREFORE, the Member hereby agrees as follows:

1. Name. The name of the limited liability company is Crown Americas LLC.

2. Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2, including without limitation the power to borrower money and issue evidences of indebtedness in furtherance of the purposes of the Company.

4. Registered Office. The address of the registered office of the Company in the Commonwealth of Pennsylvania is c/o CT Corporation, 1515 Market Street, Philadelphia, PA 19103.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Pennsylvania are CT Corporation. 1515 Market Street, Philadelphia, PA 19103.

6. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year or, if applicable, that shorter period within the calendar year during which the Company had legal existence.

7. Member. The name and the business, residence or mailing address of the Member is as follows:

Name	Address
Crown Cork & Seal Company, Inc.	One Crown Way
Philadelphia, PA 19154-4599

8. Management; Authorized Person. Crown Cork & Seal Company. Inc. shall be the “Manager” as defined in the Act (the “Managing Member”). The business and affairs of the Company shall be managed exclusively by the Managing Member, and no other Member (acting in its, his or her capacity as such) or person shall have the power, authority or right to bind the Company, unless expressly authorized by the Managing Member. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the Commonwealth of Pennsylvania. The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of Commonwealth of the Commonwealth of Pennsylvania. The Managing Member hereby approves and ratifies the execution and filing by Lianne Barnard, as an authorized person within the meaning of the Act, of such certificates of the Company on such dates as are referred to in the recitals to this Agreement. As of September 27, 2005. Lianne Barnard’s powers as an authorized person within the meaning of the Act shall cease.

9. Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt,` obligation or liability of the Company solely by reason of being a Member.

10. Exculpation. To the fullest extent permitted by applicable law, no Member shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Member by this Agreement, except that a Member shall be liable for any such loss, damage or claim incurred by reason of such Member’s gross negligence, willful misconduct or willful breach of this Agreement.

11. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (g) the unanimous decision of the Members to dissolve the Company. (12) any of the Members ceasing to be a Member of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under §18-802 of the Act.

12. Amendment. Except as otherwise expressly provided herein, this Agreement may be modified or amended, and any provision hereof may be waived, by a writing signed by or on behalf of all Members.

13. Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such matter.

14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS. INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT. BY THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

15. Miscellaneous. The limited liability company interests of the Company shall be treated as a “security” within the meaning of Article 8 of the New York Uniform Commercial Code.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

Crown Cork & Seal Company, Inc.

By:	/s/ Alan W. Rutherford
Name:	Alan W. Rutherford
Title:	Vice President & CFO

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